As filed with the Securities and Exchange Commission on December 30, 2013	Registration No. 333-__________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FNBH BANCORP, INC.

(Exact name of registrant as specified in its charter)

Michigan	6021	38-2869722
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 East Grand River

Howell, Michigan 48843

(517) 546-3150

(Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

Ronald L. Long

President and Chief Executive Officer

101 East Grand River

Howell, Michigan 48843

(517) 546-3150

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kimberly A. Baber

Varnum LLP

333 Bridge Street, P.O. Box 352

Grand Rapids, Michigan 49501-0352

(616) 336-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Nontransferable Common Stock Subscription Rights	(1)	(1)	(1)	$0	(2)
Common Stock, no par value per share	2,300,000	$0.70	$1,610,000	$207.37	(3)
Total				$207.37

(1)	The subscription rights are being issued without consideration. Each subscription right represents the right to subscribe for up to six (6) shares of common stock, subject to the terms and conditions described in this registration statement.
(2)	Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant such subscription rights.
(3)	The registration fee is calculated in accordance with Rule 457(o) based on the maximum aggregate offering price of the securities being registered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting of an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 30, 2013

Preliminary Prospectus

FNBH BANCORP, INC.

UP TO 2,300,000 SHARES OF COMMON STOCK

ISSUABLE UPON THE EXERCISE OF SUBSCRIPTION RIGHTS AT $0.70 PER SHARE

We are conducting a rights offering in order to offer holders of our common stock the right to buy additional shares of our common stock at a price of $0.70 per share. We are offering up to 2,300,000 shares of our common stock in this rights offering.

In the rights offering, you will receive one (1) non-transferrable subscription right for each share of common stock you owned as of 5:00 p.m. Eastern time on January 8, 2014, the record date of the rights offering. Each subscription right will entitle you to purchase up to six (6) shares of our common stock at the subscription price of $0.70 per share, which we refer to as the basic subscription privilege. If you fully exercise your basic subscription privilege, you may subscribe for additional shares pursuant to an over-subscription privilege that allows you to subscribe to purchase up to a maximum of 500,000 shares total, including all shares subscribed pursuant to your basic subscription privilege; however, any sale of shares in this offering pursuant to the exercise of over-subscription privileges is subject to allotment and subject to the discretion of our Board to accept or reject subscriptions for shares pursuant to these over-subscription privileges.

Funds we receive from subscribers in the rights offering will be held in a segregated account by our subscription agent for this rights offering until the rights offering is completed or canceled. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of shares allocated to you, any excess subscription payments received by the subscription agent will be returned to you promptly, without interest, following the expiration of the rights offering.

If we sell all shares of common stock offered in this rights offering, we expect to receive net proceeds of approximately $1,510,000, after deducting estimated offering expenses. There are no underwriter discounts or commissions payable in this offering.

This rights offering will expire at 5:00 p.m. Eastern time on [●], unless our Board decides to extend this expiration date. In order to participate in this rights offering, you must properly complete your subscription documents and transmit them with full payment for the shares you are subscribing to purchase, in accordance with the instructions specified in this prospectus, by 5:00 p.m. Eastern time on the expiration date.

We reserve the right to cancel this rights offering at any time. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest.

You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred, or assigned and will not be listed for trading on any stock exchange or market.

Our common stock is currently quoted on the OTCBB under the symbol "FNHM." On [●], the last reported sale price of our common stock was $[●] per share.

Investing in our common stock involves various risks.  See "Risk Factors" beginning on page 6 of this prospectus.

The securities offered by this prospectus are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation (FDIC) or any other governmental agency.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [●], 2014.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations, and prospects may have changed since those dates. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

Unless the context indicates otherwise, all references in this prospectus to the "Company," "we," "our," and "us" refer to FNBH Bancorp, Inc. and our subsidiary, First National Bank in Howell; except that in the discussion of our subscription rights, capital stock, and related matters, these terms refer solely to FNBH Bancorp, Inc. and not to any of our subsidiaries. In this prospectus, we sometimes refer to First National Bank in Howell as the "Bank."

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:	What kind of offering is this?

A:	We are conducting a rights offering in order to offer up to 2,300,000 shares of our common stock to holders of our common stock as of January 8, 2014, the "Record Date" for determining shareholders who will be granted a right (a "Right") to subscribe to purchase shares in this offering. See "THE RIGHTS OFFERING" for more information.

Q:	What is a Right?

A:	We are offering shares of common stock to our shareholders as of the Record Date for determining which shareholders will receive one non-transferable subscription Right to purchase up to six (6) shares of common stock for every one (1) share of common stock held by the shareholder on the Record Date. We call this the "Basic Subscription Privilege." For example, if you own 50 shares of common stock on the Record Date, your Basic Subscription Privilege entitles you to purchase up to 300 additional shares of common stock. Shares are being offered at the price of $0.70 per share.

Q:	May I purchase shares in addition to the shares I can buy under my Basic Subscription Privilege?

A:	If you hold a Right and fully exercise your Basic Subscription Privilege to subscribe to purchase the largest number of shares available to you, you may subscribe for additional shares pursuant to an "Over-Subscription Privilege" that allows you to subscribe to purchase up to a maximum of 500,000 shares total, including all shares subscribed pursuant to your Basic Subscription Privilege; however, any sale of shares in this offering pursuant to the exercise of Over-Subscription Privileges is subject to allotment and subject to the discretion of our Board to accept or reject subscriptions pursuant to these Over-Subscription Privileges. You should indicate on the Subscription Certificate that you submit with respect to the exercise of your Right how much additional shares you wish to acquire pursuant to the Over-Subscription Privilege. See "THE RIGHTS OFFERING - Over-Subscription Privileges" below for more information.

Q:	Is there a minimum number of shares I must subscribe to purchase in order to participate in this offering?

A:	No.

Q:	Is there a maximum number of shares I may subscribe to purchase?

A:	Yes. You may not subscribe to purchase more than 500,000 shares in this offering, for a total investment of $350,000. This includes shares subscribed pursuant to your Basic Subscription Privilege and pursuant to your Over-Subscription Privilege. In addition, if you participate in this offering, you will be required to represent as part of your subscription documents that your acquisition of the additional shares for which you have subscribed to purchase will not cause your beneficial ownership of the outstanding voting stock of the Company to exceed 4.99%. The purpose of this limitation is to reduce the likelihood that there will be a "change of ownership" of the Company, pursuant to federal tax laws, that would limit the ability of the Company to utilize its deferred tax assets. Please see "DESCRIPTION OF OUR CAPITAL STOCK – Restrictions Under Our Tax Benefits Preservation Plan" below for more information. We do not expect that any single shareholder who is eligible to participate in this rights offering will exceed such 4.99% ownership level as a result of their participation in this rights offering. As a result, we do not expect the limitation described in this paragraph to have any material consequence on any shareholder's right to participate in this offering.

Q:	How does the Over-Subscription Privilege work?

A:	If you purchase all of the shares of our common stock available to you pursuant to your Basic Subscription Privilege, you may also subscribe to purchase additional shares of our common stock that are not purchased by our other shareholders through the exercise of their Basic Subscription Privileges. You should indicate on your Subscription Certificate how many additional shares you would like to purchase pursuant to your Over-Subscription Privilege. The total number of shares you may subscribe to purchase in this offering, including pursuant to your Basic Subscription Privilege and your Over-Subscription Privilege, is 500,000, for a total maximum investment of $350,000.

Assuming this offering is not terminated (which we reserve the right to do at any time and for any reason), we will first fulfill all subscriptions received pursuant to the proper exercise of Basic Subscription Privileges. Then, our Board will decide whether to sell any shares pursuant to the exercise of Over-Subscription Privileges and, if so, the total number of shares to sell pursuant to the exercise of Over-Subscription Privileges. For example, our Board may decide the Company should sell some shares pursuant to the exercise of Over-Subscription Privileges, but not the maximum 2,300,000 shares being registered for sale. The shares to be sold, if any, pursuant to the exercise of Over-Subscription Privileges are referred to in this prospectus as the "Excess Shares."

If our Board decides to sell any Excess Shares in this offering, we will seek to honor your Over-Subscription Privilege in full. If there are not sufficient Excess Shares to honor each holder's Over-Subscription Privilege in full, we will allocate the Excess Shares among shareholders who exercised their Over-Subscription Privileges by multiplying the number of shares requested by each shareholder through the exercise of their Over-Subscription Privilege by a fraction, equal to the number of Excess Shares, divided by the total number of shares requested by all shareholders through the exercise of their Over-Subscription Privileges. However, we will not issue fractional shares through the exercise of Over-Subscription Privileges. Any fractional shares resulting from the allotment described in this paragraph will be rounded down to the nearest whole share.

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In order to properly exercise your Over-Subscription Privilege, you must deliver payment in full for all shares for which you have subscribed (including those subscribed pursuant to your Basic Subscription Privilege and your Over-Subscription Privilege) at the time you deliver your completed Subscription Certificate.

Q:	If I subscribe to purchase shares in this offering, will I receive all shares that I subscribe to purchase?

A:	Maybe not. If we exercise our right to cancel the offering, no shares will be sold in this offering. If we do not cancel this offering, then each shareholder will receive, at a minimum, the number of shares they properly subscribed to purchase pursuant to their Basic Subscription Privilege. There is no guarantee that any shareholder will receive any shares subscribed for purchase pursuant to the exercise of their Over-Subscription Privilege.

Q:	When will the Company decide how many, if any, Excess Shares will be sold in this offering and how will that decision be made?

A:	If this offering is not cancelled, our Board of Directors will decide whether to sell any Excess Shares pursuant to the exercise of Over-Subscription Privileges and, if so, how many Excess Shares will be sold, as soon as possible following the expiration of this offering. In making this decision, the Board intends to take into account how many shares are being sold pursuant to the exercise of Basic Subscription Privileges, the Company's projected capital needs, and other factors our Board deems relevant at that time.

Q:	Why are we conducting the rights offering?

A:	We are conducting the rights offering in an effort to provide an opportunity for our existing shareholder base to participate in the recapitalization of our Company and the Bank. We recently raised a significant amount of capital through a private placement transaction in order to cause our Bank to meet certain regulatory directives regarding its capital levels. This private placement was highly dilutive to our existing shareholder base. While this rights offering does not permit an existing shareholder to maintain the percentage of ownership of our common stock that he or she held prior to the private placement transaction, it does allow the shareholder to make an additional investment in the Company on the same terms as were offered in the private placement. See "THE COMPANY – Background of the Rights Offering" below for more information.

Q:	How was the offering price of $0.70 per share determined?

A:	The securities sold in the private placement transaction described above were shares of preferred stock that are convertible on a mandatory basis into shares of the Company's common stock at a price of $0.70 per share of common stock. We are offering the shares in this rights offering at that same price of $0.70 per share in order to provide shareholders who are eligible to participate in this rights offering the opportunity to purchase additional shares of common stock at the same price used in the private placement transaction.

The price per share used in the private placement transaction was determined by our Board of Directors based on its assessment of the value of our shares in light of the financial condition of the Company and the Bank and the risks faced as a result of the regulatory enforcement actions that have been taken against our Bank since 2009. Our Board of Directors also considered what price per share was necessary to be offered in order to ensure a successful recapitalization of the Company and the Bank in accordance with such enforcement actions, along with other factors. Please see "THE COMPANY" and "DETERMINATION OF OFFERING PRICE" below for more information.

Q:	What will you do with the proceeds raised from this rights offering?

A:	If all the shares offered by this prospectus are sold, we expect to receive approximately $1,510,000 in net proceeds after deducting all costs and expenses associated with this rights offering. We currently intend to use the net proceeds for two purposes. First, we intend to contribute an amount of the net proceeds, up to a maximum of all of the net proceeds, to our subsidiary Bank as our management deems necessary or advisable to assist the Bank in meeting and maintaining the minimum capital ratios imposed by a Consent Order issued against the Bank by its federal bank regulator. Second, we may retain a portion of the net proceeds at the holding company level for holding company expenses and/or potential future contribution to the Bank. Our management will have broad discretion in the application of the net proceeds, and shareholders and potential investors will be relying upon the judgment of our management regarding the application of these proceeds. See "USE OF PROCEEDS" below.

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Q:	How soon must I act?

A:	If you hold a Right, your Right will expire at 5:00 p.m. Eastern time on [●], the "Expiration Date", unless we extend the rights offering in our discretion. In order to participate in the rights offering, you must ensure that the subscription agent actually receives all required documents and payments before that time and date.

Q:	Am I required to exercise all of the Rights I receive in this rights offering?

A:	No. You may exercise any number of your Rights or you may choose not to exercise any Rights.

Q:	Has the Board of Directors made a recommendation regarding this rights offering?

A:	Our Board of Directors does not make any recommendations about an investment in our securities or whether shareholders should exercise their Rights.

Q:	Are the directors and executive officers of the Company purchasing shares of stock in this rights offering?

A:	All of our directors and all but one of our executive officers purchased shares of our preferred stock in the private placement transaction we completed in December 2013. As a result, none of our directors are eligible to participate in this rights offering and only one of our executive officers is eligible to participate in this rights offering. See "THE COMPANY – Background of the Rights Offering" below for more information.

Q:	What forms and payment are required to purchase shares?

A:	A Subscription Certificate is included with this prospectus. If you are shareholder and you hold a Right, please carefully read the Subscription Certificate and the instructions included in such Subscription Certificate on how to exercise your Right to subscribe for and to purchase additional shares of our common stock. The Subscription Certificate must be properly filled out and delivered to the subscription agent before 5:00 p.m. Eastern time on the Expiration Date with full payment for the shares you wish to purchase. See "THE RIGHTS OFFERING – Acceptable Forms of Payment" below for more information.

Q:	What if a broker, bank, or other nominee is the record holder of my shares?

A:	If you hold your shares through a broker, bank, or other nominee and you wish to purchase additional shares in the rights offering, please promptly contact the broker, bank, or other entity holding your shares. Your broker or other nominee holder is the record holder of the shares you own and must either exercise the Subscription Certificate on your behalf or arrange for a Subscription Certificate to be issued in your name. We have requested all known brokers and banks to contact you for instructions on exercising your Right. See "THE RIGHTS OFFERING – Participation by Shareholders Whose Shares Are Held of Record by Nominees."

Q:	May I transfer my Right?

A:	No. You may not sell or transfer your subscription Right to anyone.

Q:	Must I pay the subscription price in cash?

A:	In order to participate in the rights offering and purchase additional shares of common stock, you must timely pay for the shares you are purchasing by certified or cashier's check drawn on a U.S. bank, or personal check for which good funds are received by 5:00 p.m. Eastern time on the Expiration Date.

Q:	Will my money be returned if the rights offering is canceled?

A:	Yes, but without any payment of interest.

Q:	May I change or cancel my subscription after I send in the required forms?

A:	No. Your election to exercise your Right in the rights offering may not be revoked after it has been received by the subscription agent.

Q:	May shareholders in all states participate in this offering?

A:	Although we intend to distribute the rights to all shareholders, we reserve the right in some states to require shareholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

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Q:	What are some of the significant risks of my investment in the Company's common stock?

A:	You should carefully read and consider all risk factors detailed under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 and the risk factors beginning on page 6 of this prospectus prior to deciding to participate in this rights offering.

Q:	To whom may I direct questions or send forms and payment?

A:	If you have other questions regarding the Company, the Bank, or the rights offering, you may contact our information agent for this offering:

American Stock Transfer & Trust Company, LLC

[●]

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SUMMARY

Securities Offered	We are offering up to 2,300,000 shares of our common stock.
Offering Price	$0.70 per share.
Manner of Offering	We are offering the shares in this rights offering to holders of our common stock as of the Record Date of January 8, 2014.
Form of Investment	Investments in shares may be made by certified or cashier's check drawn on a U.S. bank, or by personal check. See "THE RIGHTS OFFERING – Acceptable Forms of Payment " below.
Rights Offering

If you are a shareholder as of the Record Date, you will receive a non-transferable subscription Right to participate in this rights offering.  This Right will entitle you to purchase, subject to all of the terms and conditions included in this prospectus, up to six (6) shares of common stock for every one (1) share of common stock held by you as of the Record Date.  We refer to this as the "Basic Subscription Privilege." See "THE RIGHTS OFFERING" below.

Over-Subscription Privilege

If you hold a Right and fully exercise your Basic Subscription Privilege to subscribe to purchase the largest number of shares available to you, you may also subscribe for additional shares pursuant to your "Over-Subscription Privilege" that allows you to subscribe to purchase up to a maximum of 500,000 shares total, including all shares subscribed pursuant to your Basic Subscription Privilege; however, any sale of shares in this offering pursuant to the exercise of Over-Subscription Privileges is subject to allotment and subject to the discretion of our Board to accept or reject subscriptions for shares pursuant to these Over-Subscription Privileges. See "THE RIGHTS OFFERING – Over-Subscription Privileges" below.

Aggregate Amount of the Rights Offering

Subject to our right to terminate the rights offering for any reason prior to accepting any subscriptions and subject to our right to reduce the number of Excess Shares we may sell pursuant to the exercise of Over-Subscription Privileges, we intend to issue and sell up to a maximum of 2,300,000 shares of common stock pursuant to subscriptions timely received pursuant to the exercise of Rights, including pursuant to the Over-Subscription Privileges.

There is no minimum number of Rights that must be exercised in order for the offering to close.

Transferability of Rights	The Rights are not transferable.
Rights Offering Expiration

The rights offering will expire at 5:00 p.m., Eastern time, on [●], which we refer to in this prospectus as the Expiration Date, unless we decide, in our sole discretion, to extend this Expiration Date.

Acceptance of Subscriptions

Subscriptions for shares are not binding unless accepted by us.  Subscriptions received in the rights offering will be rejected, in whole or in part, to the extent that subscriptions are received to purchase a number of shares in excess of the number we have agreed to accept.

If we do not accept, in whole or in part, any particular subscription for shares, we will mail a refund to that subscriber in an amount equal to the purchase price for the shares as to which such subscription is not accepted. We will not pay any interest on funds submitted with subscriptions.   All refunds will be mailed promptly after the expiration of the applicable subscription period. See "THE RIGHTS OFFERING – Return of Payments for Rejected Subscriptions" below.

Minimum Purchase Requirement	There is no minimum purchase requirement.

Maximum Purchase Limit

No shareholder may subscribe to purchase more than 500,000 shares, including shares subscribed pursuant to the shareholder's Basic Subscription Privilege and Over-Subscription Privilege.

In addition, no shareholder may purchase shares to the extent that such shares, when added to shares already beneficially owned by the shareholder, will cause the shareholder's beneficial ownership of the outstanding voting stock of the Company to exceed 4.99%. Please see "DESCRIPTION OF OUR CAPITAL STOCK – Restrictions Under Our Tax Benefits Preservation Plan" below for more information.

No Revocation	Once you exercise a Right in this rights offering, your subscription to purchase shares is irrevocable.

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Procedure for Exercising a Right

To exercise a Right in the rights offerings, complete the applicable subscription documents and deliver them to the subscription agent with full payment for the shares you elect to purchase.  We must receive the proper forms and payments on or before 5:00 p.m. Eastern time on the applicable expiration date.  See "THE RIGHTS OFFERING – Subscription Procedures" below.

Nominee Accounts

If you are a shareholder as of the Record Date and wish to exercise your Right to subscribe for shares and your common stock is held by a broker, dealer, custodian bank, or other nominee, then you should promptly contact your broker, dealer, custodian bank, or other nominee and request that they exercise the Right on your behalf.  You may also contact the nominee and request that the nominee send separate subscription documents to you.

Plan of Distribution	The offering is not underwritten, and we have not employed any brokers, dealers, or agents to participate in the offering, other than our subscription agent and information agent for this offering.
Use of Proceeds

We intend to contribute a portion of the net proceeds from this offering, or perhaps all of the net proceeds from this offering, to our subsidiary Bank to improve its capital position. The balance of the net proceeds, if any, will be retained at the holding company to pay future holding company expenses and/or for future contribution to the Bank.  Our management will have broad discretion in the application of the net proceeds, and shareholders and potential investors will be relying upon the judgment of our management regarding the application of these proceeds.  See "USE OF PROCEEDS" below.

Stock Symbol	FNHM
Risk Factors

See "Risk Factors" included in our discussion under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 and "Risk Factors" beginning on page 6 and other information included in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before investing in shares of our common stock.

Corporate Information	Our corporate headquarters are located at 101 East Grand River, Howell, Michigan 48843. Our telephone number is (517) 546-3150.
Subscription Agent and Information Agent	American Stock Transfer & Trust Company, LLC [●]
Questions?	If you have questions regarding this rights offering, please contact our information agent at the address and phone number shown above.

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RISK FACTORS

Investing in our common stock involves significant risks. We strongly encourage you to review the "Risk Factors" disclosed in our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC. See "WHERE YOU CAN OBTAIN MORE INFORMATION" and "INCORPORATION BY REFERENCE" below for information on how to obtain this Annual Report. In addition, you should review the additional and updated risk factors described below prior to making any decision about making an additional investment in our common stock by participating in this rights offering. Additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. Many risks we face are beyond our control. If any of these risks actually occurs, our business, financial condition, and/or results of operations could be negatively affected, and you could lose part or all of your investment.

Risks Relating to Our Business

Our subsidiary bank remains subject to a Consent Order issued by its federal regulator that will result in increased costs and reduced earnings to us for the foreseeable future and could lead to more severe regulatory action against us.

Our subsidiary bank has been subject to a Consent Order with its primary federal regulator since September 2009. On October 31, 2013, the September 2009 Consent Order was replaced with a new Consent Order. We expect to remain subject to the new Consent Order for some period of time following completion of this rights offering.

The Consent Order requires management to take a number of actions, including maintaining certain minimum regulatory capital ratios. As described under "THE COMPANY" below, the Bank completed a private placement transaction in December 2013 that is expected to cause the Bank to meet these minimum capital ratios as of December 31, 2013. However, there is no assurance that the Bank will be able to maintain these minimum capital ratios in 2014 or thereafter. If the Bank's capital ratios fall below the minimum ratios required by the Consent Order and we are not able to raise additional capital to increase the capital ratios, it is possible the OCC will take additional regulatory enforcement action against our Bank or require the Bank to remain subject to the Consent Order for an extended period of time.

In addition to the minimum capital ratios, the Consent Order requires the Board of Directors and management of the Bank to take a number of actions designed to improve the Bank's operations, including several measures intended to enhance the Bank's risk management policies and practices. Although the Bank has been subject to a Consent Order for over four years, the Bank's regulator believes the Bank has not made sufficient improvements to its operations and risk management policies and practices. In addition, the Bank's regulator has cited the Bank for various violations of laws and regulations. The Bank's management and Board of Directors continue to work diligently to implement the requirements of the Consent Order. We believe we will be successful in doing so and that the recent completion of the private placement transaction will free up management and other resources that can now be focused on other aspects of the Bank's operations. However, it is possible our efforts will not be sufficient to be deemed in compliance with the Consent Order or will not sufficiently improve our risk management policies and practices. As a result, there continues to be a risk of further regulatory enforcement action against our Bank. In addition, our financial condition and results of operations may be more susceptible to adverse consequences until our risk management policies and practices have been sufficiently improved.

In any event, regardless of the success of our efforts to comply with the new Consent Order, continuing to be subject to a Consent Order will result in increased expenses and reduced earnings. Our expenses will be higher because of the additional actions we are required to take by the Consent Order or as a result of being subject to the Consent Order that we might not otherwise take, including ongoing periodic reporting obligations. In addition, the premiums we pay for FDIC insurance will remain higher as long as we remain subject to the Consent Order. In addition to these increased expenses, we will likely have less opportunity to increase our earnings than would be the case if we were not subject to a Consent Order. This is because we are required obtain approval from the Bank's regulator before taking certain actions to expand our business activities or to engage in certain significant transactions. We may not be permitted to pursue expanded business activities, new product lines, or other transactions as long as the Bank's regulator believes we have not implemented the appropriate risk management policies and practices related to such efforts.

As a result of the foregoing, we expect that our financial condition and results of operations in the foreseeable future will continue to be negatively impacted as a result of the existence of the Consent Order and the conditions at the Bank that warranted imposition of the Consent Order.

Risks Relating to this Offering and Our Common Stock

One of our directors controls over 40% of our outstanding voting stock and has the ability to exert significant influence over our management and operations.

As described under "THE COMPANY – Control of the Company" below, Stanley B. Dickson, one of the directors of our Company and Bank, is currently the beneficial owner of approximately 42% of our outstanding common stock. In addition, certain of Mr. Dickson's family members control an additional 7% of our outstanding common stock. Depending on the number of shares sold in this rights offering, these ownership percentages are expected to decrease; however, Mr. Dickson and his family are still expected to control between approximately 40% and 50% of the outstanding voting stock of the Company following completion of this offering. In addition, as described below, Mr. Dickson has certain rights to appoint representatives to the respective Boards of Directors of the Company and the Bank and his consent is required for either the Company or the Bank to increase the size of the Board of Directors to a number greater than 9 directors.

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As a result of the foregoing, Mr. Dickson has the ability to exercise significant influence on the respective Boards of Directors of the Company and the Bank as well as on matters submitted to our shareholders for approval. It is possible that Mr. Dickson's interests with respect to the Company may not coincide with interests of smaller shareholders. In addition, having a significant shareholder could make future transactions more difficult or even impossible to complete without the support of such shareholder. These possibilities could have an adverse effect on the market price of our common stock.

We have broad discretion to use the proceeds of this offering.

We expect to contribute a portion, or perhaps all, of the net proceeds from this offering to the capital of our Bank to improve its ability to meet and maintain the minimum capital ratios imposed by a Consent Order issued against the Bank. Any proceeds not contributed to our Bank will be retained at the holding company level to be used to pay future holding company expenses and/or for future contribution to the Bank. See "USE OF PROCEEDS" below. Accordingly, we will have broad discretion as to the application of such proceeds. You will not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the net proceeds from this offering. Our failure to use these funds effectively could have a material adverse effect on our financial condition and results of operations.

You are not likely to receive dividends on the shares of common stock you purchase in this offering at any time in the near future.

Holders of our common stock are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such payments. We are currently prohibited from paying any cash dividends on our common stock. See "DESCRIPTION OF OUR CAPITAL STOCK" below for more information. Even when such prohibitions end, there are restrictions on our ability to pay cash dividends that will likely continue to materially limit our ability to pay cash dividends. We cannot provide any assurances of when we may pay cash dividends in the future.

There are limited trades of our common stock, and trading volumes may not provide you with adequate liquidity.

Shares of our common stock are not listed for trading on any national securities exchange. Quotes for trades of our common stock are listed on the OTC Bulletin Board; however, the average daily trading volume in our common stock is very low. As a result, if you exercise your Right to purchase additional shares of our common stock in this rights offering, you may not be able to sell those shares (or other shares of our common stock you own) if you need liquidity. In addition, given our limited trading volumes, significant sales of our common stock in a brief period of time, or the expectation of these sales, could cause a decline in the price of our stock.

The offering price in this rights offering is not necessarily an indication of the value of our shares.

The offering price of the shares does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, financial condition or any other established criteria for value. Our directors determined the offering price after considering various factors described below. After the date of this prospectus, our common stock may trade at prices below the offering price of $0.70.

The trading price of our common stock may be subject to continued significant fluctuations and volatility.

The market price of our common stock could be subject to significant fluctuations due to, among other things:

•	actual or anticipated quarterly fluctuations in our operating and financial results;
•	our ability to comply with the terms of the Consent Order issued against our Bank and the possibility of future regulatory enforcement actions against us;
•	announcements regarding significant transactions in which we may engage, including this offering;
•	changes or perceived changes in our operations or business prospects;
•	legislative or regulatory changes affecting our industry generally or our businesses and operations;
•	the failure of general market and economic conditions to stabilize and recover, particularly with respect to economic conditions in Michigan, and the pace of any such stabilization and recovery;
•	the operating and share price performance of companies that investors consider to be comparable to us;
•	future offerings by us of debt or preferred equity, each of which would be senior to our common stock upon liquidation and for purposes of dividend distributions;
•	actions of our controlling shareholder and other current shareholders, including future sales of common stock; and
•	other changes in U.S. or global financial markets, economies, and market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

8

The market price of our common stock has ranged from $0.20 per share to $3.57 per share since January 1, 2011, and will continue to be subject to similar market fluctuations that may or may not be related to our operating performance or prospects. Increased volatility could result in a decline in the market price of our common stock.

In particular, as described in this prospectus, each purchaser of our preferred stock in the private placement transaction we completed in December 2013 has agreed not to sell or otherwise transfer any of those shares of preferred stock or any shares of common stock issued upon conversion of the preferred stock until June 2014. Upon conversion of those preferred shares, which we currently expect to occur in the first quarter of 2014, those purchasers will control over 90% of our issued and outstanding common stock. As a result, while we have no reason to believe any of these purchasers intend to sell any of their shares of common stock in the near future, when the transfer restrictions lapse in June 2014, it is possible one or more of these purchasers could attempt to sell a significant portion of our outstanding common stock. If this occurs, it would likely result in a decline in the market price of our common stock.

Any future offerings of debt or preferred equity, each of which would be senior to our common stock upon liquidation and for purposes of dividend distributions, and any future equity offerings may adversely affect the market price of our common stock.

As noted above, our Bank is required by the Consent Order issued against it by the OCC to maintain certain minimum capital ratios. If future losses or other factors cause the Bank to fall below those capital ratios, it may be necessary for the Company to raise capital through the sale of additional securities. Even if not required to do so by the Consent Order, our Board of Directors may decide to increase our capital resources, or we or our Bank could be forced by federal bank regulators to raise additional capital, including through the sale of debt securities, equity securities that have priority over our common stock, or additional shares of our common stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our outstanding shares of common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Our Board of Directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of our shareholders. Our Board also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our dissolution, winding-up and liquidation, and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Our Articles of Incorporation, certain banking laws, and our Tax Benefits Preservation Plan may have an anti-takeover effect.

Provisions of our Articles of Incorporation and certain federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. In addition, we have a Tax Benefits Preservation Plan that is intended to discourage any person from acquiring 5% or more of our outstanding stock (with certain limited exceptions). The combination of these provisions may inhibit a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock. See "DESCRIPTION OF OUR CAPITAL STOCK" below for more information.

The shares being offered are not FDIC-insured bank deposits and are subject to market risk.

The shares being offered in this rights offering are not deposits, savings accounts or other obligations of our subsidiaries or any other depository institution, are not guaranteed by us or any other entity, and are not insured by the FDIC or any other governmental agency. The shares may lose part or all of their value.

The shares are junior to our indebtedness, and our holding company structure effectively subordinates any claims of our shareholders against us to those of the Bank's creditors.

The shares being offered will rank junior in priority of payment to our existing and future senior indebtedness.  Because we are a holding company, the creditors of the Bank, including depositors of the Bank, also will have priority over the claims of our shareholders in any distribution of the Bank's assets in liquidation, reorganization or otherwise.  Accordingly, the shares will be effectively subordinated to all existing and future liabilities of the Bank.

You will not receive any interest on funds paid to us with your subscriptions unless and until we have issued shares to you upon acceptance of your subscriptions.

We will not pay any interest on funds paid to us with subscriptions. We intend to issue the shares to subscribers as soon as practicable following the rights offering Expiration Date.  Because you will not receive any interest on your subscription funds prior to the issuance of the shares to you (or the return of your funds, to the extent your subscription is not accepted in whole or in part), we do not encourage you to submit your subscriptions earlier than is necessary to assure that we timely receive your subscription and payment before the rights offering Expiration Date.

9

If we cancel this offering, or if your subscription is not accepted because of the oversubscription of the offering, we will not have any obligation to you except to return your subscription payments.

We may withdraw or terminate this offering at any time before the applicable Expiration Date for any reason.  Our Board of Directors will allocate the shares that remain after shareholders have exercised their Basic Subscription Privilege among shareholders exercising their Over-Subscription Privilege as our Board of Directors determines in its sole and absolute discretion, subject to the terms and conditions set forth in this prospectus.  Therefore, there can be no assurances given that shareholders will receive the amount they subscribe for in exercising their Over-Subscription Privilege.  If we withdraw or terminate this offering, or we reject your subscription in connection with your Over-Subscription Privilege, in whole or in part, we will not have any obligation with respect to your Right that you have exercised except to return, without interest or deduction, any subscription payments that the subscription agent has received from you.

If you hold Rights and do not act on a timely basis and follow subscription instructions, your exercise of Rights may be rejected.

Holders of Rights who desire to purchase shares in this rights offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m. Eastern time on [●], unless extended in our discretion.  If you are a beneficial owner of shares of common stock and you wish to exercise your Rights, you must act promptly to ensure that your broker, custodian bank, or other nominee acts for you and that all required forms and payments are actually received by your broker, custodian bank, or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the Rights granted in the rights offering that you beneficially own prior to 5:00 p.m. Eastern time on [●], unless extended.  We will not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to that time.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this offering, we may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received.  We do not  undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.

Any uncertified check used to pay for shares must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days.  If you hold Rights and choose to exercise your Rights, in whole or in part, by uncertified check and your check has not cleared prior to the applicable expiration date, you will not have satisfied the conditions necessary to subscribe for and to purchase shares.

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THE COMPANY

This following summary consists of basic information about us and this rights offering and is qualified in its entirety by information contained elsewhere or incorporated by reference in this prospectus.  This summary is not intended to be complete description of FNBH Bancorp, Inc. or a statement of all of the features of this rights offering. You should carefully read the entire prospectus, including the "RISK FACTORS" section as well as the other documents to which we refer before deciding to make an additional investment in our shares of common stock.  See "WHERE YOU CAN OBTAIN MORE INFORMATION" on page 27.

The Company

FNBH Bancorp, Inc., a Michigan business corporation, is a one-bank holding company, which owns all of the outstanding capital stock of First National Bank in Howell. Our internet address is www.fnbh.com. On our website, we make available free of charge, as soon as reasonably practical after such information has been filed with the Securities and Exchange Commission (SEC), our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed with the SEC. Also available on our website are the respective charters of our Board of Director's Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, as well as our Code of Ethics for our Chief Executive Officer and other senior financial officers.

The Bank was originally organized in 1934 as a national banking association. As of December 31, 2012, the Bank had approximately 86 full-time and part-time employees. The Company does not directly employ any personnel. The Bank serves primarily five communities, Howell, Brighton, Green Oak Township, Hartland, and Fowlerville, all of which are located in Livingston County. The county has historically been rural in character but has a growing suburban population.

Our principal executive offices are located at 101 E. Grand River Ave, Howell, Michigan 48843.  Our telephone number is (517) 546-3150.

Regulatory Actions Against the Bank

On October 16, 2008, the Bank entered into a formal agreement with its primary federal regulator, the Office of the Comptroller of the Currency (the "OCC"). Pursuant to the agreement, the Bank agreed to take certain actions intended to address various issues that negatively impacted the Bank's financial condition and performance.

On September 24, 2009, the Bank stipulated to the issuance of a Consent Order against the Bank by the OCC. This Consent Order, which superseded the formal agreement signed in October 2008, required the Bank to take certain actions to improve its financial condition and operations, including achieving and maintaining total capital equal to 11% of risk-weighted assets and Tier 1 capital equal to at least 8.5% of adjusted total assets. The Consent Order included a number of other requirements, including the submission of an acceptable strategic plan for the Bank's operations, the development and implementation of various written plans designed to improve the Bank's management of its loan portfolio, and certain steps to manage risks associated with commercial real estate and construction and development lending.

The Company and the Bank have been working diligently to cause the Bank to meet the requirements of the 2009 Consent Order. In particular, the Company has been working to raise capital through the sale of its securities for contribution to the Bank in order to allow the Bank to meet the minimum capital ratios required by the Consent Order. (See "Background of the Rights Offering" below for more information regarding these efforts.) However, until recently, the Bank has failed to meet such minimum capital ratios since the Consent Order was originally issued in 2009 and has failed to comply with several other requirements of the Consent Order.

On October 31, 2013, the Bank stipulated to the issuance by the OCC of a new Consent Order against the Bank (the "Consent Order"). This new Consent Order replaces the Consent Order issued in 2009. The new Consent Order includes essentially all of the articles included in the 2009 Consent Order. In addition, the new Consent Order contains certain new conditions and/or articles, including requirements to obtain certain OCC approval prior to deviating from the Bank's strategic business plan; additional requirements to ensure effective management and board composition, establishment of a formal compensation plan structure, and management of third party vendor relationships; a new article requiring the Bank to establish an affiliate transaction policy; and a new article to ensure the effectiveness of the Bank's internal audit program.

Importantly, the new Consent Order continues to require the Bank to achieve and maintain total capital equal to 11% of risk weighted assets and Tier 1 capital equal to at least 8.5% of adjusted total assets. On December 11, 2013, the Company completed a private placement transaction that resulted in gross proceeds to the Company of approximately $17.5 million. On December 20, 2013, the Company contributed $15.4 million of the net proceeds from this transaction to the capital of the Bank. As a result, as of December 20, 2013, the Bank has met the minimum capital ratios required by the Consent Order.

However, there is no assurance that the Bank will be able to maintain these capital ratios throughout 2014 or beyond. The success of the Company depends to a great extent upon the economic conditions in Livingston County and the surrounding area. The Company has in general experienced a slowing economy in Michigan since 2001. In particular, Michigan’s current unemployment rate of approximately 9.0%, although improved from highs near 14% during 2009, remains among the worst for all states. Unlike larger banks that are more geographically diversified, we provide banking services to customers primarily in Livingston County. Our loan portfolio, the ability of the borrowers to repay these loans, and the value of the collateral securing these loans is impacted by local economic conditions. The continued economic difficulties in Michigan have had and may continue to have many adverse consequences on the financial performance of the Company.

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In addition, the Consent Order imposes many requirements on the Bank in addition to the minimum capital ratios. It will be imperative for the Bank to comply with these requirements in order to avoid further regulatory enforcement action. As long as the Bank is subject to the Consent Order, the financial performance of the Company will be adversely impacted by higher FDIC insurance premiums paid by the Bank and ongoing costs incurred to correct the deficiencies underlying the requirements of the Consent Order.

Background of the Rights Offering

As discussed above, our Bank has been subject to a Consent Order with the OCC since September 2009. Since 2009, we have been working to raise capital for the Company for contribution to the Bank to improve the Bank's capital position and meet the minimum capital ratios required by the Consent Order. The Company's Board of Directors worked with financial and legal advisors to evaluate a number of potential transactions that would improve the capital position of the Company and the Bank. However, various factors impeded the Company's ability to successfully raise capital, including the Bank's asset quality, the size of the institution, the general loss of confidence in financial institutions, and general uncertainty regarding the local, national, and global economies that influenced potential investors.

On February 19, 2009, in anticipation of the need to raise additional capital, the Company's shareholders approved an amendment to our Articles of Incorporation to authorize our Board of Directors to issue up to 30,000 shares of preferred stock. The terms and conditions of these securities, when and if issued, including dividend or interest rates, conversion rates and rights, voting rights, redemption prices, maturity dates and similar matters were to be determined by the Board of Directors.

In addition, at the annual meeting of shareholders held in May of 2009, our shareholders approved a 2.8 million increase in the number of authorized shares of common stock. And in September 2011, our shareholders approved a 1-for-7 reverse stock split that had the effect of further increasing the number of shares of common stock the Company was authorized to issue. And, in May of 2012, our shareholders approved an additional 4.0 million increase in the number of authorized shares of common stock. As a result, our current authorized capital stock consists of 11.0 million shares of common stock and 30,000 shares of preferred stock. As noted under "Recent Developments" below, we expect a further, significant increase in our authorized shares of common stock to be approved at a shareholder meeting to be held in 2014.

Terminated Private Placement. In a Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on December 28, 2012, we disclosed that we had completed the subscription phase of a private placement transaction for the sale of certain securities to be issued by the Company. The closing of such private placement transaction was subject to the satisfaction of a number of conditions, including the receipt of certain regulatory approvals. Following that announcement, we continued to work diligently with the Company's federal bank regulators to obtain the approvals necessary to close that transaction. However, as disclosed in a Current Report on Form 8-K filed with the SEC on June 14, 2013, the Company was not able to obtain the requisite regulatory approvals for the private placement transaction, which included the Company's issuance of approximately $16 million aggregate principal amount of its 10% subordinated debentures. As a result, the Company terminated the subscription agreements for the private placement transaction effective June 12, 2013, and returned escrowed funds to investors.

Recently Completed Private Placement. Subsequent to the private placement transaction that was terminated in June 2013, the Company undertook to raise capital through a restructured private placement that did not involve the issuance of any debt securities. While restructuring the private placement in this manner would result in significant more dilution to our existing shareholders, the Company's Board of Directors determined this restructuring was necessary in order to obtain the necessary regulatory approvals to complete the transaction and successfully recapitalize the Company.

On December 11, 2013, the Company successfully completed its issuance of 17,510 shares of a newly-created series of preferred stock called the Mandatorily Convertible Non-Cumulative Junior Participating Preferred Stock, Series B (the "Series B Preferred Stock"), to a number of investors who qualify as "accredited investors" under the federal securities laws. This private placement transaction resulted in gross proceeds to the Company of approximately $17.5 million.

The shares of Series B Preferred Stock are convertible into shares of the Company's common stock at a rate reflecting a price per share of common stock of $0.70, subject to certain anti-dilution adjustments. The conversion into common stock will take place automatically upon the approval by the Company's shareholders of additional shares of authorized common stock. Until converted into common stock, the shares of Series B Preferred Stock will have terms that will be substantially identical to the terms applicable to the outstanding common stock with respect to dividends, distributions, voting, and other matters. For matters submitted to a vote of the holders of the Company's common stock, including the proposal to authorize additional shares of common stock, the Series B Preferred Stock will vote with the common stock, as a single class, as if the shares of Series B Preferred Stock were already converted into common stock. The Company intends to hold a shareholder meeting in the near future in order to ask our shareholders to approve an increase in the authorized number of shares of common stock sufficient to allow the conversion of all outstanding shares of Series B Preferred Stock into shares of our common stock. The approval of such proposal is not a condition precedent to the rights offering described in this prospectus.

The private placement transaction was highly dilutive to our existing shareholder base. On an as-converted basis, the shares of Series B Preferred Stock issued represent approximately 98% of the issued and outstanding common stock of the Company as of the date of this prospectus.

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We are conducting this rights offering in order to allow our existing shareholder base to purchase shares of our common stock at the same price offered in the private placement transaction described above. Importantly, each purchaser of Series B Preferred Stock in the private placement transaction has agreed not to participate in this rights offering. We included this as a condition of an investment in the private placement in order to permit those of our shareholders who did not participate in the private placement an opportunity to purchase a higher percentage of the shares offered in this rights offering. Assuming all of the shares offered in this rights offering are purchased, the percentage of our common stock represented by the outstanding shares of Series B Preferred Stock (on an as-converted basis) is expected to decrease to approximately 90%.

Each purchaser of Series B Preferred Stock in the private placement transaction has also agreed not to sell, transfer, or otherwise dispose of any of his or her shares of Series B Preferred Stock, or any shares of our common stock issued upon conversion of the Series B Preferred Stock, for a period ending June 10, 2014.

In connection with this private placement transaction, the Company agreed to grant the largest investor, Stanley B. Dickson, Jr., certain Board representation rights, as described below under "Control of Company." In addition, the Company agreed to give a second investor who purchased shares of Series B Preferred Stock in an amount sufficient to give such investor beneficial ownership of 9.9% of the Company's outstanding common stock on an as-converted basis (for a total investment of $1.73 million) certain Board rights. Specifically, the Company has agreed that for as long as this investor is the beneficial owner of at least 7.5% of the issued and outstanding common stock of the Company, then upon the investor's request, the Company will use reasonable efforts to nominate, recommend a vote for, and otherwise cause a nominee designated by the investor, which nominee must be reasonably acceptable to the Company, to be appointed to the respective Boards of Directors of the Company and the Bank, subject in all respects to applicable laws and provided that these rights shall not be interpreted to require the Company to defend or engage in any proxy contest initiated by any holder of common stock.

Control of Company

Since early 2009, one of our directors, Mr. Stanley B. Dickson, Jr., has been the largest beneficial owner of our common stock. Prior to the private placement transaction completed December 11, 2013 described above, Mr. Dickson was the beneficial owner of approximately 11% of our outstanding common stock. Mr. Dickson purchased 7,500 shares of Series B Preferred Stock in the private placement for a total investment of $7.5 million, less the Company's payment of a commitment fee of 6% (resulting in a net investment of $7.05 million). These shares are convertible into approximately 10.7 million shares of our common stock. As a result, Mr. Dickson is currently the beneficial owner of approximately 42% of our outstanding common stock. In addition, certain of Mr. Dickson's family members control an additional 7% of our outstanding common stock (including common stock issuable upon conversion of outstanding shares of Series B Preferred Stock). Assuming all of the shares offered in this rights offering are purchased, Mr. Dickson's beneficial ownership of our common stock is expected to decrease to approximately 39% (not including shares controlled by his family members).

In connection with his investment in the private placement, Mr. Dickson committed to invest up to an additional $1.5 million in the Company, at the Company's option, if necessary for the Company to obtain at least $18.0 million of gross proceeds in both the private placement transaction and the rights offering described in this prospectus, as well as any follow-on public offering of its common stock the Company may conduct (which is not currently planned or anticipated). The price per share of common stock for any such additional investment would be $0.70 less a commitment fee of 6% of the total amount invested. Because of the amount of gross proceeds raised in the private placement, the Company currently believes it is very unlikely it will require Mr. Dickson to purchase any additional securities pursuant to his commitment.

In connection with Mr. Dickson's significant investment in the private placement transaction, the Company has agreed that for as long as Mr. Dickson is the beneficial owner of at least 15% of the issued and outstanding common stock of the Company, then (1) upon Mr. Dickson's request, the Company will use reasonable efforts to nominate, recommend a vote for, and otherwise cause two nominees designated by Mr. Dickson (inclusive of Mr. Dickson's current position on the Board), which nominees must be reasonably acceptable to the Company, to be appointed to the respective Boards of Directors of the Company and the Bank, subject in all respects to applicable laws and provided that these rights shall not be interpreted to require the Company to defend or engage in any proxy contest initiated by any holder of common stock; and (ii) the Company shall not increase the size of its Board of Directors to a number greater than 9 directors without the prior consent of Mr. Dickson. In addition, for as long as Mr. Dickson is the beneficial owner of at least 30% of the issued and outstanding common stock of the Company, then upon Mr. Dickson's request, the Company will use reasonable efforts to nominate, recommend a vote for, and otherwise cause a third nominee designated by Mr. Dickson (but reasonably acceptable to the Company) to be appointed to the respective Boards of Directors of the Company and the Bank, subject in all respects to applicable laws and provided that this right shall not be interpreted to require the Company to defend or engage in any proxy contest initiated by any holder of common stock.

In addition to Mr. Dickson's significant ownership of the Company's common stock, the other directors of the Company and the executive officers of the Company collectively own a meaningful percentage of the Company's outstanding common stock. The directors and executive officers of the Company collectively own approximately 49% of the outstanding common stock of the Company (including the Series B Preferred Stock on an as-converted basis). None of these directors or executive officers will be participating in this rights offering because each has agreed not to participate in the rights offering as a condition of purchasing Series B Preferred Stock in the private placement, as described above. As a result, assuming all of the shares offered in this rights offering are purchased, the beneficial ownership of our common stock by all directors and executive officers of the Company is expected to decrease to approximately 44%. It is possible that the beneficial ownership of our common stock by all directors and executive officers of the Company could be further increased, by as much as 9.9% or more, upon the appointment to the Board of one or more nominees selected by Mr. Dickson and/or the second largest investor in the private placement pursuant to the Board rights described above.

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SELECTED FINANCIAL DATA

The following tables set forth selected consolidated financial data for us at and for each of the years in the five-year period ended December 31, 2012 and at and for the nine-month periods ended September 30, 2013 and 2012. The selected financial data as of and for the nine months ended September 30, 2013 and 2012 has been derived from our unaudited interim financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. In the opinion of our management, these financial statements reflect all necessary adjustments for a fair presentation of the data for those periods. Historical results are not necessarily indicative of future results, and the results for the nine months ended September 30, 2013 are not necessarily indicative of our expected results for the full year ending December 31, 2013 or any other period.

You should read this information in conjunction with our consolidated financial statements and related notes, from which this information is derived. See "INCORPORATION BY REFERENCE" below.

	Nine-Months Ended Sept. 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
($ in 000's, except per share amounts)	(Unaudited)		(Audited)
SUMMARY OF OPERATIONS
Interest income	$7,941	$8,438	$11,064	$12,692	$14,227	$17,870	$24,307
Interest expense	698	847	1,092	1,571	2,496	4,632	8,118
Net interest income	7,243	7,591	9,972	11,121	11,731	13,238	16,189
Provision for loan losses	(2,250)	1,200	1,325	6,200	5,975	15,847	14,855
Non-interest income	2,144	2,231	3,271	2,922	3,225	3,569	3,341
Gain (loss) on available-for-sale securities	-	(3)	(3)	337	329	199	(3,237)

Non-interest expense	8,591	8,563	11,690	11,753	13,146	15,939	14,979
Income (loss) before federal income taxes	3,046	56	225	(3,573)	(3,836)	(14,780)	(13,541)
Income tax expense (benefit)	104	(19)	(104)	0	57	(1,084)	(127)
Net income (loss)	$2,942	$75	$329	$(3,573)	$(3,893)	$(13,696)	$(13,414)

PER SHARE DATA(1)
Basic and diluted net income (loss) per common share	$6.43	$0.16	$0.72	$(7.81)	$(8.53)	$(30.23)	$(30.31)
Dividends paid	-	-	-	-	-	-	1.12
Weighted average basic and diluted shares outstanding	457,435	459,750	457,416	457,318	456,633	453,025	442,333

SELECTED BALANCES
Assets	$301,799	$305,906	$296,871	$292,080	$305,341	$332,390	$388,783
Loans, gross	167,107	186,871	180,191	208,844	235,938	274,046	315,817
Allowance for loan losses	9,168	11,765	11,769	12,690	13,970	18,665	14,122
Deposits	290,465	297,134	287,682	283,652	293,280	315,196	349,527
Shareholders' equity	9,145	6,948	7,369	6,610	10,134	14,376	27,525

SELECTED RATIOS
Net interest income to average interest earning assets(2)	3.82%	3.93%	3.86%	4.21%	4.27%	3.92%	4.05%
Net income (loss) to (2)
Average common equity	43.73	1.48	4.79	(40.81)	(29.26)	(64.62)	(34.92)
Average assets	1.32	0.03	0.11	(1.21)	(1.26)	(3.75)	(3.23)
Average shareholders' equity to average assets	3.01	2.33	2.35	2.96	4.31	5.80	9.24
Non-performing loans to portfolio loans	6.98	9.71	7.24	11.00	13.08	15.95	12.24

Quarter-end Tier 1 leverage ratio (holding company)	3.30	2.31	2.45	2.36	3.49	4.25	6.88
Quarter-end Tier 1 leverage ratio (bank)	3.43	2.42	2.58	2.44	3.50	4.25	6.89

(1)	Per share data has been adjusted for a 1-for-7 reverse stock split in 2011.
(2)	Net interest income and net income for the 9-month periods ended September 30, 2013 and 2012 have been annualized for purposes of these ratios.

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FORWARD-LOOKING STATEMENTS

Discussions and statements in this prospectus that are not statements of historical fact, including, without limitation, statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “intend,” “likely,” “optimistic” and “plan,” and statements about future or projected financial and operating results, plans, projections, objectives, expectations, and intentions and other statements that are not historical facts, are forward-looking statements. Forward-looking statements include, but are not limited to, descriptions of plans and objectives for future operations, products or services; projections of our future revenue, earnings or other measures of economic performance; forecasts of credit losses and other asset quality trends; predictions as to our subsidiary bank’s ability to achieve or maintain certain regulatory capital standards; our expectation that we will have or be able to obtain sufficient cash to meet expected obligations; and descriptions of other steps we may take to improve our capital position. These forward-looking statements express our current expectations, forecasts of future events, or long-term goals and, by their nature, are subject to assumptions, risks, and uncertainties. Although we believe that the expectations, forecasts, and goals reflected in these forward-looking statements are reasonable, actual results could differ materially for a variety of reasons, including, among others:

•	our ability to implement our capital restoration and recovery plan;
•	our ability to continue as a going concern in light of the uncertainty regarding the extent and timing of possible future regulatory enforcement action against our subsidiary bank;
•	the failure of assumptions underlying the establishment of and provisions made to our allowance for loan losses;
•	our ability to comply with the various requirements imposed by the regulatory Consent Order against our bank;
•	the timing and pace of an economic recovery in Michigan and the United States in general, including regional and local real estate markets;
•	the ability of our bank to attain and maintain certain regulatory capital standards;
•	limitations on our ability to access and rely on wholesale funding sources;
•	the continued services of our management team, particularly as we work through our asset quality issues and the implementation of our capital restoration plan; and
•	implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other new legislation, which may have significant effects on us and the financial services industry

This list provides examples of factors that could affect the results described by forward-looking statements contained in this prospectus, but the list is not intended to be all inclusive. The risk factors disclosed in Part I – Item A of our Annual Report on Form 10-K for the year ended December 31, 2012, as updated by any new or modified risk factors disclosed in Part II – Item 1A of any subsequently filed Quarterly Report on Form 10-Q and by the risk factors described in this prospectus, include all known risk our management believes could materially affect the results described by forward-looking statements in this prospectus. However, those risks may not be the only risks we face. Our results of operations, cash flows, financial position, and prospects could also be materially and adversely affected by additional factors that are not presently known to us that we currently consider to be immaterial, or that develop after the date of this prospectus. We cannot assure you that our future results will meet expectations. While we believe the forward-looking statements in this prospectus are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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THE RIGHTS OFFERING

We are distributing at no charge to the record holders of our common stock on January 8, 2014, which we refer to as the "Record Date," non-transferable Rights to subscribe to purchase shares of our common stock, at a subscription price of $0.70 per share.  Each shareholder of record on the Record Date will be granted a non-transferable subscription Right which will entitle the holder to subscribe for and to purchase up to six (6) shares of our common stock for every one (1) share of common stock held as of the Record Date.  We call this the "Basic Subscription Privilege." If you hold a Right and fully exercise your Basic Subscription Privilege to subscribe to purchase the largest number of shares available to you, you may subscribe for additional shares pursuant to an "Over-Subscription Privilege" that allows you to subscribe to purchase up to a maximum of 500,000 shares total, including all shares subscribed pursuant to your Basic Subscription Privilege; however, any sale of shares pursuant to the exercise of Over-Subscription Privileges is subject to allotment and subject to the discretion of our Board to accept or reject subscriptions for shares pursuant to these Over-Subscription Privileges, as described in more detail below.

Background of the Offering

We are conducting this rights offering in an effort to provide an opportunity for our historical shareholder base to participate in the recapitalization of our Company and the Bank. We recently raised a significant amount of capital through a private placement transaction in order to cause our Bank to meet certain regulatory directives regarding its capital levels. This private placement was highly dilutive to our existing shareholder base. While this rights offering does not permit an existing shareholder to maintain the percentage of ownership of our common stock that he or she held prior to the private placement transaction, it does allow the shareholder to make an additional investment in the Company on the same terms as were offered in the private placement. Please see "THE COMPANY - Background of the Rights Offering" above for more information.

Aggregate Amount of the Rights Offering

The aggregate maximum offering amount of this rights offering is $1,610,000.  All Rights, in the aggregate, entitle the holders of such Rights to subscribe to purchase an aggregate of approximately 2,300,000 shares of common stock, subject to the terms and conditions set forth in this prospectus.  Subject to our right to terminate the offering for any reason prior to our acceptance of subscriptions, we intend to issue and sell up to 2,300,000 shares of common stock pursuant to subscriptions timely received by the subscription agent pursuant to the exercise of Rights, including pursuant to Over-Subscription Privileges. However, if we decide to proceed with this offering, after fulfilling all subscriptions pursuant to the exercise of Basic Subscription Privileges, we also reserve the right to decrease the number of shares we sell pursuant to the exercise of Over-Subscription Privileges. See "Over-Subscription Privileges" below for more details.

There is no minimum number of Rights that must be exercised in the rights offering in order for the offering to close.

Basic Subscription Privileges

We are offering shares of common stock to our shareholders as of January 8, 2014, the "Record Date" for determining which shareholders will receive a non-transferable subscription Right to purchase up to six (6) shares of common stock for every one (1) share of common stock held by the shareholder on the Record Date. We call this the "Basic Subscription Privilege."   For example, if you own 50 shares of common stock on the Record Date, your Basic Subscription Privilege entitles you to purchase up to 300 additional shares of common stock.   Shares are being offered at the price of $0.70 per share.

Over-Subscription Privileges

If you fully exercise your Basic Subscription Privilege and subscribe to purchase the largest number of shares available to you, you may also subscribe to purchase additional shares of our common stock that are not purchased by our other shareholders through the exercise of their Basic Subscription Privileges. We call this the "Over-Subscription Privilege." The total number of shares you may subscribe to purchase in this offering, including pursuant to your Basic Subscription Privilege and your Over-Subscription Privilege, is 500,000, for a total investment of $350,000. For example, if you owned 50 shares of common stock on the Record Date and you exercise the Basic Subscription Privilege included in your Right to purchase 300 additional shares of our common stock, you could also elect to subscribe to purchase up to an additional 499,700 shares.  You should indicate on the Subscription Certificate that you submit with respect to the exercise of your Right how many additional shares of our common stock, if any, you wish to acquire pursuant to this Over-Subscription Privilege. You must submit payment in full for all shares subscribed, including any additional shares you wish to subscribe to purchase pursuant to your Over-Subscription Privilege, with your subscription.

Assuming this offering is not terminated (which we reserve the right to do at any time and for any reason), we will first fulfill all subscriptions received pursuant to the proper exercise of Basic Subscription Privileges. Then, our Board will decide whether to sell any shares pursuant to the exercise of Over-Subscription Privileges and, if so, the total number of shares to sell pursuant to the exercise of Over-Subscription Privileges. For example, our Board may decide the Company should sell some shares pursuant to the exercise of Over-Subscription Privileges, but not up to the maximum 2,300,000 shares being registered for sale. We refer to the shares to be sold, if any, pursuant to the exercise of Over-Subscription Privileges as "Excess Shares."

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If our Board decides to sell any Excess Shares in this offering, we will seek to honor your Over-Subscription Privilege in full. If there are not sufficient Excess Shares to honor each holder's Over-Subscription Privilege in full, we will allocate the Excess Shares among shareholders who exercised their Over-Subscription Privileges by multiplying the number of shares requested by each shareholder through the exercise of their Over-Subscription Privilege by a fraction, equal to the number of Excess Shares, divided by the total number of shares requested by all shareholders through the exercise of their Over-Subscription Privileges. However, we will not issue fractional shares through the exercise of Over-Subscription Privileges. Any fractional shares resulting from the allotment described in this paragraph will be rounded down to the nearest whole share.

In order to properly exercise your Over-Subscription Privilege, you must deliver payment in full for all shares for which you have subscribed (including those subscribed pursuant to your Basic Subscription Privilege and your Over-Subscription Privilege) at the time you deliver your completed Subscription Certificate.

Our Board of Directors retains the right, in its sole and absolute discretion, to decide how many, if any, Excess Shares will be sold pursuant to the Over-Subscription Privileges. As a result, while you are guaranteed to receive shares subscribed pursuant to your Basic Subscription Privilege (assuming this rights offering is not cancelled and you properly exercise your Basic Subscription Privilege), there is no assurance that you will receive any additional shares pursuant to your Over-Subscription Privilege.

Non-Transferable Rights

The Rights are non-transferable and will not be listed for trading on any securities exchange or other market.  The Rights will be evidenced by Subscription Certificates which will be mailed to shareholders as of the Record Date.

Methods for Exercising Rights

Rights are evidenced by Subscription Certificates that will be mailed to Record Date shareholders or, if a Record Date shareholder's shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee.  A Right may be exercised by completing and signing the Subscription Certificate and mailing it in the envelope provided, or otherwise delivering the completed and duly executed Subscription Certificate to the subscription agent, together with payment in full for all shares requested (including any requested pursuant to the Over-Subscription Privilege) by the Expiration Date of this rights offering.  If you hold your shares in street name, a Right may also be exercised by contacting your broker, trustee, or other nominee.  Completed Subscription Certificates and related payments must be received by us prior to 5:00 p.m. Eastern time on the Expiration Date.

Exercise of Rights by Beneficial Owners of Our Common Stock

If your shares of our common stock were held as of the Record Date for you in an account with your broker-dealer, trust company, bank, or other nominee, you must contact that nominee to exercise your Right. In that case, the nominee will complete the Subscription Certificate on behalf of the Record Date beneficial shareholder and arrange for proper payment by one of the methods set forth under "THE RIGHTS OFFERING – Acceptable Forms of Payment" below.

Participation by Shareholders Whose Shares are Held of Record by Nominees

For purposes of determining the number of shares a holder of a Right may acquire in the rights offering:

•	broker-dealers, trust companies, banks, or others whose shares of our common stock are held of record by a depository or nominee, will be deemed to be the holders of the Rights that are issued to the depository or nominee on their behalf; and
•	customers of banks, brokers, trustees, and others who are the beneficial owners of shares of our common stock that are held by such banks, trustees, and others (either of record or a depository or nominee), will be deemed to be the holders of the Rights that are issued (or deemed to be issued) to the banks, brokers, trustees, and others on their behalf.

Nominees

Nominees, such as brokers, trustees, or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners' intentions and to obtain instructions with respect to the Rights.  If the beneficial owner so instructs, the nominee should complete the Subscription Certificate and submit it to us with the proper payment as described under "Acceptable Forms of Payment" below.

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No Board Recommendation

Our Board of Directors is making no recommendation regarding whether our shareholders should purchase any of the shares being offered in this prospectus or otherwise invest in our securities. You are urged to make your decision based on your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.  See "RISK FACTORS" above, including the risk factors incorporated into this prospectus by reference to other filings we have made with the SEC, for a discussion of the primary risks involved in investing in our shares.

Conditions, Withdrawal, and Termination

We reserve the right to amend, terminate, or withdraw this rights offering prior to the Expiration Date for any reason. We may, for example, terminate the offering, in whole or in part, if at any time before completion of the offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended, or held to be applicable to the offering that in the sole judgment and discretion of our Board of Directors would or might make the offering or its completion, whether in whole or in part, illegal, or otherwise restrict or prohibit completion of the offering. We may waive any of these conditions and choose to proceed with the offering even if one or more of these events occur. If we terminate the offering, in whole or in part, all affected Rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable.

We Will Resolve All Procedural and Other Questions

We will resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of Rights or subscriptions for shares. Our resolution will be final and binding. We may, in our sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any Right or subscription for shares because of any defect or irregularity.

We will not consider subscriptions as received or accepted until we have waived or you have cured all irregularities within the time period we determine in our sole discretion. We do not have any duty to notify you of any defect or irregularity in your submission of subscription documents or any other required documents. We will not incur any liability for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of a Right or a subscription for shares if it does not comply with the terms of the rights offering or is not in proper form.

Subscription Procedures

If you hold a Right and are exercising that Right to subscribe to purchase shares of our common stock, you should carefully read the Subscription Certificate and other forms and related instructions that accompany this prospectus.  In order to exercise your Right and subscribe for shares, the completed Subscription Certificate and full payment for the subscribed shares in the manner described above must be received by the subscription agent on or before 5:00 p.m. Eastern time on the Expiration Date of [●], unless extended in our sole discretion.  Please see "Methods for Exercising Rights" above for important information regarding the procedures applicable to the exercise of Rights.

Shareholders exercising their Rights in the rights offering should complete, sign, deliver or mail the applicable subscription documents together with payment in full, directly to the subscription agent at the following address:

If delivering by mail: American Stock Transfer & Trust Company, LLC [●]	If delivering by hand, express mail, courier or any other expedited service: American Stock Transfer & Trust Company, LLC [●]

In order to validly subscribe for shares, the completed subscription documents and full payment (as more fully discussed below) for the subscribed shares in the manner described herein must be received by the subscription agent  on or before 5:00 p.m. Eastern time on the Expiration Date of [●].

You should read carefully the subscription documents applicable to you and other forms and related instructions that accompany this prospectus.  THE METHOD OF DELIVERY OF THE SUBSCRIPTION DOCUMENTS AND PAYMENT OF THE AGGREGATE PURCHASE PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE SUBSCRIBERS.  IF SENT BY MAIL, YOU ARE URGED TO SEND YOUR SUBSCRIPTION DOCUMENTS AND PAYMENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

Acceptable Forms of Payment

To timely subscribe to purchase shares of our common stock in this rights offering, we must receive the purchase price in full, along with the completed Subscription Certificate before 5:00 p.m. Eastern time on the Expiration Date in the form of:

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•	a certified or cashier's check or bank draft drawn upon a U.S. bank, or a U.S. postal money order, payable to "American Stock Transfer & Trust Company, LLC, as Subscription Agent"; or

•	a personal check payable to "American Stock Transfer & Trust Company, LLC, as Subscription Agent" that must have cleared payment.

Funds paid by uncertified personal check may take at least five business days to clear . If you pay the purchase price by means of an uncertified personal check, you should make payment sufficiently in advance of the applicable Expiration Date to ensure that your check actually clears and we receive your payment before that time. We are not responsible for any delay in payment by you. We recommend that you consider payment by means of a certified or cashier's check, or money order.

Whichever method is used, issuance of the shares that are sought to be purchased is subject to collection of checks and actual payment.  If a participating subscriber does not make payment of any amounts due by 5:00 p.m. Eastern time on the  Expiration Date, we reserve the right to take any or all of the following actions: (i) reject the unpaid portion of the subscription in its entirety; (ii) reallocate the shares to other Rights holders in accordance with their Over-Subscription Privileges; (iii) apply any payment actually received by us from the participating subscriber toward the purchase of the greatest number of shares that could be acquired by such participating subscriber; and/or (iv) exercise any and all other rights or remedies to which we may be entitled, including the right to set off against payments actually received by us with respect to such subscribed-for shares.

All questions concerning the timeliness, validity, form, and eligibility of any exercise of Rights in the rights offering will be determined by us and our determinations will be final and binding.  We may, in our sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any Right in the rights offering.  Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  We will not be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

No Revocation

ONCE A SUBSCRIPTION FOR SHARES HAS BEEN SUBMITTED, SUCH SUBSCRIPTION MAY NOT BE REVOKED WITHOUT OUR CONSENT.

Rights Offering Expiration Date

The rights offering will close at 5:00 p.m., Eastern time on [●], at which time, our Board of Directors will make the determinations with respect to the acceptance of subscriptions in connection with the exercise of Over-Subscription Privileges and funds submitted with subscriptions received and accepted by us in connection with the exercise of Rights in the rights offering will be taken into capital by the Company. We may, in our discretion, extend this Expiration Date.

Issuance of Common Stock

We will issue the common stock purchased in this rights offering in exchange for payment to us of the subscription funds as promptly as practicable following the Expiration Date.  No interest will be payable to you on your subscription funds.

Return of Payments for Rejected Subscriptions

We will return any excess payments that were tendered to us with respect to subscriptions that were not accepted, in whole or in part, by mail without interest or deduction promptly after the Expiration Date.

Our Rights to Terminate the Offering

We may terminate the offering for any reason at any time prior to our acceptance of subscriptions received pursuant to the offering, by action of our Board of Directors.  If the offering is terminated, all Rights will expire without value and we will promptly arrange for the refund, without interest, of all funds received from holders of Rights in the rights offering.

Our Reserved Rights in Connection with the Offering

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding.  No alternative, conditional or contingent subscriptions will be accepted.  We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

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We reserve the right to reject any subscription if such subscription is not in accordance with the terms of this offering or not in proper form or if the acceptance thereof or the issuance of common stock thereto could be deemed unlawful.  We reserve the right to waive any deficiency or irregularity with respect to any Subscription Certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  We will not be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

Potential Limitations on Participation in Certain States

We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this offering is not permitted. We will not sell or accept an offer to purchase shares of our common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We reserve the right to delay the commencement of this offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer shares to residents of any state or other jurisdiction whose laws would require a change in this offering in order to carry out this offering in such state or jurisdiction. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the rights offering. We do not expect that there will be any changes in the terms of the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

Listing

None of the Rights or the shares of common stock purchased upon exercise of a Right will be listed for trading on any stock exchange or market. Our common stock is currently quoted on the OTCBB under the symbol "FNHM."

ERISA Considerations

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of Rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Internal Revenue Code (the "Code").  If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor.  The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of Rights.  Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of Rights under ERISA and the Code.

Questions

If you have any questions or need additional copies of the offering materials, please contact our information agent for this offering:

American Stock Transfer & Trust Company, LLC [●]

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USE OF PROCEEDS

If all of the shares offered in this rights offering are sold, the net proceeds of the offering, after payment of offering expenses, are estimated to be approximately $1,510,000.

We currently intend to use the net proceeds for two purposes. First, we intend to contribute an amount of the net proceeds, up to a maximum of all of the net proceeds, to our subsidiary Bank as our management deems necessary or advisable to assist the Bank in meeting and maintaining the minimum capital ratios imposed by a Consent Order issued against the Bank by its federal bank regulator. As disclosed under "THE COMPANY – Regulatory Actions Against the Bank" above, our Bank is required to maintain total capital equal to 11% of risk-weighted assets and Tier 1 capital equal to at least 8.5% of adjusted total assets. As a result of the Company's completion of a recent private placement transaction and the contribution of $15,400,000 of the net proceeds of that transaction to the capital of the Bank, the Bank has met these minimum capital ratios as of December 20, 2013. However, we currently project that the Company will need to contribute additional funds to the Bank in the first quarter of 2014 in order for the Bank to maintain those minimum capital ratios. As a result, we currently anticipate contributing a portion, and potentially up to all, of the net proceeds from this rights offering to the Bank to enhance its ability to meet and maintain the minimum capital ratios required by the Consent Order. However, even if we sell the maximum number of shares being offered in this rights offering, there is no assurance that our Bank will be able to meet or subsequently maintain the minimum capital ratios required by the Consent Order. Please see "RISK FACTORS" above for a discussion of this and other risks related to participation in this offering.

The balance of the net proceeds, if any, not contributed to the Bank will be retained at the holding company level for holding company expenses and/or potential future contribution to the Bank. Our management will have broad discretion in the application of the net proceeds, and shareholders and potential investors will be relying upon the judgment of our management regarding the application of these proceeds.

DETERMINATION OF OFFERING PRICE

The price per share of common stock being offered in this rights offering ($0.70) is the same price per share of common stock used in the private placement transaction completed in December 2013 and described above. As described in this prospectus, the primary purpose of this rights offering is to allow our existing shareholders an opportunity to participate in the recapitalization of our Company and the Bank on the same terms as offered in such private placement transaction. The price per share of common stock used in such private placement transaction was determined by our Board of Directors based on its assessment of the value of our shares in light of the financial condition of the Company and the Bank and the risks faced as a result of the regulatory enforcement actions that have been taken against our Bank since 2009. Our Board of Directors also considered what price per share was necessary to be offered in order to ensure a successful recapitalization of the Company and the Bank in accordance with such enforcement actions. The Board of Directors took into account other factors as well, including our book value per share, the history of and the prospects for the industry in which we compete, our future business prospects, an assessment of our historical results of operations, our capital structure, our ability to increase the level of our earning assets, and other factors our Board thought to be relevant.

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CAPITALIZATION

The following tables set forth our capitalization as of December 31, 2013, on an actual basis and on a pro-forma basis to give effect to this offering. For purposes of the tables below, we have assumed that all of the shares being offered by this prospectus will be sold for net proceeds of $1,510,000.  You should read the information below together with our consolidated financial statements and related notes thereto, which are included elsewhere in this prospectus.

Consolidated

($ in thousands)	Actual At Dec. 31, 2013 (Unaudited)			Pro Forma At Dec. 31, 2013 (Unaudited)
Stockholders' Equity:
Preferred stock: 30,000 shares authorized; 17,510 shares of Series B Preferred Stock issued and outstanding (actual and pro forma)		$17,510			$17,510
Common stock, no par value: 11,000,000 shares authorized; 455,115 shares issued and outstanding (actual) and 2,755,115 shares issued and outstanding (pro forma)		[●]			[●]
Retained earnings		[●]			[●]

Accumulated other comprehensive income		[●]			[●]
Total stockholders' equity		[●]			[●]

Total capitalization	$	[●]		$	[●]

Total regulatory capital to risk-weighted assets		[●]	%		[●]	%
Tier 1 regulatory capital to risk-weighted assets		[●]	%		[●]	%
Tier 1 regulatory capital to average assets (leverage ratio)		[●]	%		[●]	%

First National Bank in Howell

($ in thousands)	Actual At Dec. 31, 2013 (Unaudited)			Pro Forma At Dec. 31, 2013 (Unaudited)

Stockholder's Equity:
Common stock owned by the Company	$	[●]			$ [●]
Additional paid-in capital		[●]			[●]
Retained earnings		[●]			[●]

Accumulated other comprehensive income		[●]			[●]
Total stockholder's equity		[●]			[●]

Total capitalization	$	[●]		$	[●]

Total regulatory capital to risk-weighted assets		[●]	%		[●]	%
Tier 1 regulatory capital to risk-weighted assets		[●]	%		[●]	%
Tier 1 regulatory capital to average assets (leverage ratio)		[●]	%		[●]	%

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DESCRIPTION OF OUR CAPITAL STOCK

The following is a brief summary of the terms of our capital stock.  This summary is subject to and qualified in its entirety by reference to our Articles of Incorporation and our Bylaws, copies of which have been filed with the Securities and Exchange Commission (SEC) and are also available upon request from us.

Authorized Capital Stock

Our authorized capital stock consists of 11,000,000 shares of common stock and 30,000 shares of preferred stock (described below). As of December 27, 2013, there were 455,115 shares of common stock and 17,510 shares of preferred stock outstanding.

Common Stock

All of the outstanding shares of our common stock are fully paid and non-assessable. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive:

•	dividends when, as, and if declared by our Board of Directors out of funds legally available for the payment of dividends; and

•	in the event of our dissolution, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of our preferred stock, as provided in our Articles of Incorporation.

We do not currently pay any cash dividends on our common stock and are currently prohibited from doing so. Pursuant to a letter issued by the Federal Reserve Bank of Chicago (the "Federal Reserve"), the Company must receive prior approval from the Federal Reserve before the payment of any dividends. In addition, as a bank holding company, our ability to pay dividends on our common stock is affected by the ability of our Bank to pay dividends to us under applicable laws, rules and regulations. The ability of our Bank, as well as us, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. Currently, the Consent Order issued against the Bank by its primary federal regulator prohibits the Bank from paying any dividends without regulatory approval. As a result of the foregoing factors, we do not expect to pay any dividends to the holders of our common stock at any time in the near future.

Each holder of our common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. As noted below, the holders of our outstanding preferred stock, which is convertible on a mandatory basis into shares of our common stock, vote together as a single class with the holders of our common stock, as if the preferred stock had already been converted into common stock.

Holders of our common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of our common stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

Our Articles of Incorporation provide for the division of our Board of Directors into three classes of nearly equal size with staggered three-year terms of office. This classification of our Board of Directors may make it more difficult for our shareholders, or any group of shareholders, to attempt to change the majority composition of our Board of Directors.

Our common stock is currently quoted on the OTCBB under the symbol "FNHM."

Preferred Stock

Our authorized capital stock includes 30,000 shares of preferred stock, no par value per share. Our Board of Directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and preferences, limitations, and relative rights of each series, including dividend rates, terms of redemption, liquidation amounts, sinking fund requirements, and conversion rights, all without any vote or other action on the part of our shareholders. This power is limited by applicable laws or regulations and may be delegated to a committee of our board of directors.

Currently, our Board of Directors has designated a series of preferred stock called Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") for purposes of implementing our Tax Benefits Preservation Plan, which is described below. As of the date of this prospectus, there are no shares of Series A Preferred Stock outstanding.

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Series B Mandatorily Convertible Non-Cumulative Junior Participating Preferred Stock

In addition to the Series A Preferred Stock, our Board has designated a series of preferred stock called Series B Mandatorily Convertible Non-Cumulative Junior Participating Preferred Stock (the "Series B Preferred Stock"). The shares of Series B Preferred Stock are convertible into shares of our common stock at a rate reflecting a price per share of common stock of $0.70, subject to certain anti-dilution adjustments. The conversion into common stock will take place automatically upon the approval by our shareholders of additional shares of authorized common stock. Until converted into common stock, the shares of Series B Preferred Stock will have terms that are substantially identical to the terms applicable to our outstanding common stock with respect to dividends, distributions, voting, and other matters. For matters submitted to a vote of the holders of our common stock the shares of Series B Preferred Stock will vote with the common stock, as a single class, as if the Series B Preferred Stock was already converted into common stock.

As noted under "THE COMPANY – Background of the Rights Offering" above, we issued a total of 17,510 shares of Series B Preferred Stock on December 11, 2013, which are the only shares of Series B Preferred Stock outstanding. These shares of Series B Preferred Stock are convertible, on a mandatory basis, into approximately 25.0 million shares of our common stock, once the Company has received shareholder approval to increase the authorized number of shares of our common stock. We currently expect to obtain that approval at a meeting of our shareholders to be held in 2014. If that approval is obtained, the outstanding shares of Series B Preferred Stock will automatically convert into the shares of common stock, and no shares of Series B Preferred Stock will remain outstanding. We expect our Board of Directors will then cancel the series of Series B Preferred Stock so that these shares of preferred stock will again become available for issuance by our Board of Directors with such designations, preferences, limitations, and rights as may be determined by our Board of Directors, as described above.

Our ability to proceed with the rights offering described in this prospectus is not conditioned on either the approval of our shareholders of additional shares of common stock or the conversion of the outstanding shares of Series B Preferred Stock.

Certain Restrictions on Ownership of Our Capital Stock

Restrictions Under Federal Banking Laws

As a bank holding company, the acquisition of large interests in our common stock is subject to certain limitations described below.  These limitations may have an anti-takeover effect and could prevent or delay mergers, business combination transactions, and other large investments in our common stock that may otherwise be in our best interests and the best interests of our shareholders.

The federal Bank Holding Company Act generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of us. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would require the prior approval of the Federal Reserve before acquiring 5% or more of our voting stock. In addition, the federal Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

Restrictions Under Our Tax Benefits Preservation Plan

On October 14, 2011, we entered into a Tax Benefits Preservation Plan (the "Preservation Plan") with our stock transfer agent, American Stock Transfer & Trust Company, LLC. Our Board of Directors adopted the Preservation Plan in an effort to protect the value to our shareholders of our ability to use deferred tax assets such as net operating loss carryforwards to reduce potential future federal income tax obligations. Under federal tax rules, this value could be lost in the event we experienced an "ownership change," as defined in Section 382 of the federal Internal Revenue Code. The Preservation Plan attempts to protect this value by reducing the likelihood that we will experience such an ownership change by discouraging any person who is not already a 5% shareholder from becoming a 5% shareholder (with certain limited exceptions).

On October 14, 2011, our Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of our common stock under the terms of the Preservation Plan. The dividend is payable to the holders of common stock outstanding as of the close of business on October 14, 2011 or outstanding at any time thereafter but before the earlier of a "distribution date" (as defined in the Preservation Plan) and the date the Preservation Plan terminates. Each purchase right entitles the registered holder to purchase from us 1/1000 of a share of our Series A Preferred Stock. Each 1/1000 of a share of Series A Preferred Stock has economic and voting terms similar to those of one whole share of common stock. The purchase rights are not exercisable and generally do not become exercisable until a person or group has acquired, subject to certain exceptions and conditions, beneficial ownership of 4.99% or more of the outstanding shares of common stock. At that time, each purchase right will generally entitle its holder to purchase securities of the Company at a discount of 50% to the current market price of the common stock. However, the purchase rights owned by the person acquiring beneficial ownership of 4.99% or more of the outstanding shares of common stock would automatically be void. The significant dilution that would result is expected to deter any person from acquiring beneficial ownership of 4.99% or more and thereby triggering the purchase rights.

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To date, none of the purchase rights have been exercised or have become exercisable because no unpermitted 4.99% or more change in the beneficial ownership of the outstanding common stock has occurred. The purchase rights will generally expire on the earlier to occur of the close of business on October 14, 2016 and certain other events described in the Preservation Plan, including such date as our Board of Directors determines that the Preservation Plan is no longer necessary for its intended purposes.

Certain Other Limitations

In addition to the foregoing limitations, our Articles of Incorporation and Bylaws contain provisions that could also have an anti-takeover effect. Some of the provisions also may make it difficult for our shareholders to replace incumbent directors with new directors who may be willing to entertain changes that our shareholders may believe will lead to improvements in our business.

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MARKET FOR COMMON STOCK AND DIVIDEND INFORMATION

There is not an established trading market for our common stock. Our common stock is currently quoted on the OTCBB under the symbol "FNHM." High and low closing prices of our common stock for each quarter for the years ended December 31, 2012 and 2011 and for 2013 year-to-date are set forth below. Effective October 3, 2011, the Company effected a 1-for-7 reverse stock split, as reflected at the open of trading on the following day. All prior share amounts have been restated to reflect this split. To our knowledge, the last sale of common stock occurred on [●], 2014, at a price of $[●] per share. These over-the-market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

	2013			2012			2011
	High	Low	Dividends Declared	High	Low	Dividends Declared	High	Low	Dividends Declared
First Quarter	$2.01	$0.85	$-	$0.85	$0.23	$-	$2.94	$1.47	$-
Second Quarter	$2.50	$1.35	$-	$1.06	$0.35	$-	$2.80	$1.12	$-
Third Quarter	$1.50	$1.00	$-	$1.01	$0.36	$-	$3.57	$1.26	$-
Fourth Quarter (1)	$3.00	$0.95	$-	$2.00	$0.36	$-	$3.50	$0.20	$-

(1)	For 2013, fourth quarter data is provided through December 24, 2013.

As of December 27, 2013, we had 455,115 shares of our common stock outstanding, which were held by approximately 319 shareholders of record.  In addition, approximately 25.0 million shares of our common stock are issuable upon conversion of our Series B Mandatorily Convertible Non-Cumulative Junior Participating Preferred Stock, as described under "DESCRIPTION OF OUR CAPITAL STOCK" above.  In addition, we have reserved 2,320 shares of our common stock for issuance pursuant to our Compensation Plan for Nonemployee Directors.

The holders of our common stock are entitled to dividends when, as, and if declared by our Board of Directors out of funds legally available for that purpose. In determining dividends, the Board of Directors considers the earnings, capital requirements, and financial condition of the Company and the Bank, along with other relevant factors. The Company's principal source of funds for cash dividends is the dividends paid by the Bank. The ability of the Company and Bank to pay dividends is subject to statutory and regulatory restrictions and requirements. The Bank cannot currently, under these requirements, pay a dividend to the Company without the prior approval of the OCC. In addition, the Company cannot currently, under these requirements, pay a dividend to its shareholders without the prior approval of the Federal Reserve. No dividends have been declared on our common stock since 2008, and we do not anticipate paying dividends on our common stock in the foreseeable future. See "DESCRIPTION OF OUR CAPITAL STOCK" above for more information.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth the material U.S. federal income tax consequences as of the date of this prospectus of Rights in this rights offering with respect to (i) the receipt of Rights, (ii) the exercise of those Rights and purchase of shares of our common stock, (iii) the receipt of dividends on common stock, and (iv) the sale or other disposition of common stock.  This discussion is based upon existing U.S. federal income tax law, which is subject to differing interpretations or change (possibly with retroactive effect).  We have not sought, and will not seek, a ruling from the Internal Revenue Service (the "IRS") regarding the U.S. federal income tax consequences of this offering or the related issuance of any securities.  Therefore no assurances may be given that the IRS will not take positions contrary to those set forth in this prospectus.

This discussion applies only to the U.S. federal income tax consequences to U.S. holders (as defined below) and does not address the tax consequences of this offering under foreign, state, or local tax laws.  Moreover, this is a general discussion of U.S. federal income tax consequences and does not address all aspects of U.S. federal income taxation that may be important to particular holders in light of their individual circumstances or to holders who may be subject to special tax rules, including, without limitation, partnerships (including any entity or arrangement treated as a partnership for federal income tax purposes), holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, non-U.S. holders, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation, all of whom may be subject to tax rules that differ significantly from those summarized below.   Because the U.S. federal income tax consequences depend on each holder's own tax attributes and circumstances, each shareholder and potential subscriber should consult their own tax advisor regarding the U.S. federal, state and local and other tax consequences of this offering or the related issuance of securities.

For purposes of this description, a "U.S. holder" is a holder that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation that is organized in or under the laws of the U.S. or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or the trust was in existence on August 20, 1996 and qualified to continue to be treated as a U.S. trust).

Receipt of the Rights

The Rights are granted to holders of common stock at no cost to such holders and are non-transferrable.  The Rights entitle each such holder the right to purchase shares of our common stock at a price of $0.70 per share.  We have assumed that the fair market value of the Rights for U.S. federal income tax purposes is zero or a nominal value, and based on such value, you should not have any tax consequences upon receipt of the Rights.  To the extent that the IRS successfully asserts that the fair market value of the Rights is greater than zero, you could recognize taxable income to such extent, which would likely be treated as ordinary income.   In such case, you would have a basis in the Rights equal to the deemed fair market value.

Exercise of the Rights; Tax Basis and Holding Period of the Common Stock

Upon exercise of Rights in the rights offering, you should not recognize any gain or loss.  Shareholders who acquire common stock through the exercise of Rights will generally have a tax basis in the common stock equal to the sum of the subscription price paid for the shares, plus the basis, if any, in the Rights exercised, as discussed above in "Receipt of the Rights." The holding period for common stock acquired upon exercise of a Right begins with the date of exercise.

Dividends

Distributions, if any, made on our common stock generally will be included in income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to individuals, such dividends are generally taxed at the lower applicable long-term capital gains rates provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

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Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock

Upon the sale, taxable exchange, or other taxable disposition of common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by non-corporate holders generally are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Tax on Investment Income

Effective in taxable years beginning after December 31, 2012, Code Section 1411 (as adopted by the Reconciliation Act of 2010, as amended, in combination with the Patient Protection and Affordable Health Care Act which was signed into law by the President on March 23, 2010) subjects net investment income, including dividends, interest, and capital gains) to an additional 3.8% tax in the case of individuals, estates and certain trusts with modified adjusted gross income or adjusted gross income, as the case may be, in excess of certain levels (generally, $250,000 on a joint return, or $200,000 on a return for a single individual or the dollar amount at which the highest income tax bracket begins for an estate or trust).

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PLAN OF DISTRIBUTION

We are offering up to 2,300,000 shares of our common stock for sale in this rights offering.  The rights offering is being conducted on a best efforts basis by our directors and officers.  The offering is not underwritten, and we have not employed any brokers, dealers or agents to participate in the offering (other than our subscription agent and escrow agent for this offering).

Certain of our officers, employees, and/or their family members may purchase shares in this offering. Any such purchases will be made on the same terms and conditions that apply to any other purchaser.

We will distribute to our shareholders as of the Record Date a Subscription Certificate for exercising their Right to subscribe for and to purchase additional shares of our common stock in this rights offering.   A Right may be exercised by completing and signing the Subscription Certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed Subscription Certificate to the subscription agent, together with payment in full for all shares of our common stock subscribed for (including any requested pursuant to the Over-Subscription Privilege) by 5:00 p.m. Eastern time on the Expiration Date.  If you hold your shares in street name, a Right may also be exercised by contacting your broker, trustee, or other nominee.

Our subscription agent will hold all monies received in connection with this rights offering in a segregated account. Our subscription agent will return any excess payments that were tendered to us with respect to subscriptions that were not accepted, in whole or in part, by mail without interest or deduction promptly after the Expiration Date.

We will issue the shares of common stock purchased in this rights offering in exchange for payment to us of the subscription funds as promptly as practicable following the Expiration Date.  No interest will be payable to you on your subscription funds.

Shareholders exercising their Rights in this rights offering should complete, sign, deliver or mail the Subscription Certificate, together with payment in full, directly to the subscription agent at the following address:

If delivering by mail: American Stock Transfer & Trust Company, LLC [●]	If delivering by hand, express mail, courier or any other expedited service: American Stock Transfer & Trust Company, LLC [●]

LEGAL MATTERS

Varnum LLP of Grand Rapids, Michigan, will pass upon the legality of the securities offered by this prospectus.

EXPERTS

 The financial statements as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

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WHERE YOU CAN OBTAIN MORE INFORMATION

We file electronically annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934, as amended. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.  Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed with the SEC a registration statement on Form S-1, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information and exhibits included in the registration statement. We refer you to the information and exhibits included in the registration statement for further information. This prospectus is qualified in its entirety by such information and exhibits.  You may inspect without charge a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's website.

We have a website at http://www.fnbh.com. The information on this website is not and should not be considered part of this prospectus and is not incorporated into this prospectus by reference.

Purchasers of shares of our common stock in this rights offering will be furnished our annual consolidated financial statements, including a balance sheet and statements of operations, accompanied by a report of our independent auditors stating that (i) an audit of such financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board (United States), and (ii) the opinion of the auditors with respect to the financial statements and the accounting principles and practices reflected therein and as to the consistency of the application of the accounting principles generally accepted in the United States of America, and identifying any matters to which the accountants take exception and stating, to the extent practicable, the effect of each such exception on the financial statements.

INCORPORATION BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013, and September 30, 2013; and

•	our Current Reports on Form 8-K filed with the SEC on June 14, 2013, August 8, 2013, November 6, 2013, November 22, 2013, December 6, 2013, and December 11, 2013 (as amended by a Form 8-K/A filed December 30, 2013).

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or document that have been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of any of these documents at no cost, by writing or calling us at the following address or telephone number:

FNBH Bancorp, Inc.

101 East Grand River

Howell, Michigan 48843

(517) 546-3150

In addition, we make available, without charge, through our website, www.fnbh.com, electronic copies of our filings with the SEC, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in the website.

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PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.       Other Expenses of Issuance and Distribution.

The following are the estimated expenses, all of which will be paid by the Company, in connection with the Offering described in this registration statement. These are estimated amounts only; actual expenses may be more or less.

Securities and Exchange Commission registration fee	$300
Subscription and Information Agent Services	40,000
Printing and other miscellaneous fees and expenses	10,000
Legal fees and expenses	35,000
Accounting fees and expenses	15,000
Total	$100,300

Item 14.       Indemnification of Directors and Officers

Michigan Business Corporation Act

The Company is organized under the Michigan Business Corporation Act (the "MBCA") which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney's fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. The Company has obtained a policy of directors' and officers' liability insurance.

The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act. If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses reasonably incurred in the action. The foregoing does not apply if the director's actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

The Company's Articles of Incorporation and Bylaws

The Company's Articles of Incorporation provide, among other things, for the indemnification of directors and officers and authorize the Board of Directors to indemnify other persons in addition to the officers and directors. Directors and officers are indemnified against any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding in which the director or officer is a witness or which is brought against such officer or director while serving at the request of the Company.

Insurance

The Company's Articles of Incorporation authorize the purchase of insurance for indemnification purposes and that the right of indemnity in the Articles of Incorporation is not the exclusive means of indemnification.

For the undertaking with respect to indemnification, see Item 17 below.

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Item 15.       Recent Sales of Unregistered Securities.

On December 11, 2013, the Company sold 17,510 shares of its Series B Mandatorily Convertible Non-Cumulative Junior Participating Preferred Stock (the "Series B Preferred Stock") to various accredited investors.  The shares of Series B Preferred Stock were sold for an aggregate amount of $17,510,000. After payment of estimated transaction expenses of approximately $1.1 million, net proceeds to the Company from this transaction are approximately $16.4 million.

In selling the shares of Preferred Stock, the Company relied on the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and/or Section 4(2) of the Securities Act. The shares were offered to a limited number of persons, all of whom are accredited investors, and transfer of the shares will be restricted by the Company in accordance with the requirements of the Securities Act.

Item 16.       Exhibits and Financial Statement Schedules.

The following is a list of exhibits filed as a part of this Registration Statement:

Exhibit
Number	Description
3.1	Articles of Incorporation (as restated and amended to date)
3.2	Bylaws (as restated and amended to date)
4.1	Form of Subscription Rights Certificate *
4.2	Tax Benefits Preservation Plan, dated October 14, 2011, by and between the Company and American Stock Transfer & Trust Company, LLC (incorporated here by reference to Exhibit 4.1 of the Company's Form 8-A filed with the SEC on October 14, 2011)
5.1	Opinion of Varnum LLP regarding legality of securities being registered
10.1	Securities Purchase Agreement, dated June 12, 2013, by and between the Company and Stanley B. Dickson, Jr. (incorporated here by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q filed with the SEC on August 14, 2013)
10.2	Form of Subscription Agreement entered into between the Company and various accredited investors, effective August 7, 2013 or effective December 11, 2013 (incorporated here by reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-Q filed with the SEC on August 14, 2013)
10.3	FNBH Bancorp, Inc. Second Amended and Restated Compensation Plan for Nonemployee Directors, as amended and restated through January 1, 2009 +
10.4	Stipulation and Consent to the Issuance of a Consent Order by and between First National Bank in Howell and the Office of the Comptroller of the Currency, dated October 31, 2013 (incorporated here by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the SEC on November 6, 2013)
21.1	Subsidiaries of the Registrant
23.1	Consent of BDO USA, LLP
23.2	Consent of Varnum LLP (included in Exhibit 5.1)
31.2	Power of Attorney (included on the signature page of this Registration Statement on Form S-1)
99.1	Form of Instruction as to Use of Subscription Rights Certificate*
99.2	Form of Letter to Shareholders*
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*
99.4	Form of Beneficial Owner Election Form*

*	To be filed by amendment.
+	Indicates a management contract or compensatory plan or arrangement.

Item 17.       Undertakings.

       The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

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(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

5.	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the amount of unsubscribed securities remaining, and the terms of any subsequent reoffering thereof. If any public offering by the registrant is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Howell, State of Michigan, on December 27, 2013.

FNBH BANCORP, INC.

By:	/s/ Ronald L. Long
Ronald L. Long, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of FNBH Bancorp, Inc., do hereby constitute and appoint Ronald L. Long and Mark Huber, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution to do any and all acts and things in our name and on our behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all entities thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as each of us might or could do in person,  hereby notifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

DATE	SIGNATURE	TITLE

December 27, 2013	/s/ Ronald L. Long	President, Chief Executive Officer and Director
Ronald L. Long

December 27, 2013	/s/ Mark Huber	Chief Financial Officer (and Principal Accounting Officer)
Mark Huber

December 27, 2013	/s/ Stanley B. Dickson, Jr.	Director
Stanley B. Dickson, Jr.

December 27, 2013	/s/ Michael Yost	Director
Michael Yost

December 27, 2013	/s/ Philip Utter	Director
Philip Utter

December 27, 2013	/s/ Timothy Corrigan	Director
Timothy Corrigan

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EXHIBIT INDEX

Exhibit
Number	Description
3.1	Articles of Incorporation (as restated and amended to date)
3.2	Bylaws (as restated and amended to date)
4.1	Form of Subscription Rights Certificate *
4.2	Tax Benefits Preservation Plan, dated October 14, 2011, by and between the Company and American Stock Transfer & Trust Company, LLC (incorporated here by reference to Exhibit 4.1 of the Company's Form 8-A filed with the SEC on October 14, 2011)
5.1	Opinion of Varnum LLP regarding legality of securities being registered
10.1	Securities Purchase Agreement, dated June 12, 2013, by and between the Company and Stanley B. Dickson, Jr. (incorporated here by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q filed with the SEC on August 14, 2013)
10.2	Form of Subscription Agreement entered into between the Company and various accredited investors, effective August 7, 2013 or effective December 11, 2013 (incorporated here by reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-Q filed with the SEC on August 14, 2013)
10.3	FNBH Bancorp, Inc. Second Amended and Restated Compensation Plan for Nonemployee Directors, as amended and restated through January 1, 2009 +
10.4	Stipulation and Consent to the Issuance of a Consent Order by and between First National Bank in Howell and the Office of the Comptroller of the Currency, dated October 31, 2013 (incorporated here by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the SEC on November 6, 2013)
21.1	Subsidiaries of the Registrant
23.1	Consent of BDO USA, LLP
23.2	Consent of Varnum LLP (included in Exhibit 5.1)
31.2	Power of Attorney (included on the signature page of this Registration Statement on Form S-1)
99.1	Form of Instruction as to Use of Subscription Rights Certificate*
99.2	Form of Letter to Shareholders*
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*
99.4	Form of Beneficial Owner Election Form*

*	To be filed by amendment.
+	Indicates a management contract or compensatory plan or arrangement.

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